EXHIBIT 99.1

Red Rock Resorts Announces Third Quarter 2016 Results

LAS VEGAS, Nov. 07, 2016 (GLOBE NEWSWIRE) -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ:RRR) today announced its financial results for the third quarter ended September 30, 2016.

Key Highlights:

  Highest third quarter Adjusted EBITDA since 2008.
  Highest year-over-year net revenue growth in Las Vegas in over sixteen quarters.
  Successfully completed the acquisition of Palms Casino Resort (the “Palms”) on October 1, 2016, for a total purchase price of $312.5 million.
  Commenced construction of a $115 million expansion and upgrade at Palace Station Hotel & Casino ("Palace Station").
  Launched “My Rewards” enhancements to the award-winning Boarding Pass loyalty program, allowing guests to earn points for spend on non-casino amenities.

“Red Rock Resorts delivered an excellent quarter, as strong trends in both our casino and non-casino segments helped produce our highest year-over-year revenue growth in Las Vegas in over four years,” said Marc J. Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We believe this recent growth demonstrates the strong underlying fundamentals of the Las Vegas market, which continues to experience broad-based growth.”

Third Quarter Financial Highlights:

  Net revenues increased 7.3% to $347.1 million as compared to $323.6 million in the prior year period, the fourteenth consecutive quarter of year-over-year net revenue growth.
  Net income increased 59.2% to $33.4 million as compared to $21.0 million in the prior year period.
  Adjusted EBITDA increased 13.7% to $109.0 million as compared to $95.9 million in the prior year period, the twenty-third consecutive quarter of year-over-year Adjusted EBITDA growth.
  Adjusted EBITDA margin increased 180 basis points year-over-year to 31.4%, the sixteenth consecutive quarter of Adjusted EBITDA margin growth.

“We are very pleased with our third quarter performance as we achieved double-digit Adjusted EBITDA growth for the sixth time in the last seven quarters,” said Mr. Falcone.

Las Vegas Operations

Net revenues increased $18.7 million or 6.2% year-over-year to $318.3 million from $299.5 million in the prior year period.  Adjusted EBITDA increased $7.1 million or 8.2% year-over-year to $94.3 million from $87.2 million in the prior year period.  Adjusted EBITDA margin improved 50 basis points to 29.6% in the third quarter of 2016 as compared to the prior year period.  Casino revenues were up 5.8% in the quarter led by strong results across all of the major casino categories. Non-casino revenues were up 7.5%, driven by solid hotel and food and beverage performance, as the Company continues to benefit from its investments in non-casino areas.  Margin improvements in both casino and hotel were offset by lower food and beverage margins related to the addition of several new restaurants, as well as additional product enhancements to our food and beverage offerings and service levels.

Native American Segment

Our Native American segment produced Adjusted EBITDA of $21.6 million, which was up $5.0 million or 30.5% year-over-year from $16.6 million in the prior year period.  The Company’s Native American operations continued to produce excellent results and should continue to experience positive growth with the upcoming completion of their respective expansions.  The Graton Resort & Casino expansion will open as planned on November 15, 2016 and will include 200-hotel rooms, a luxurious spa, outdoor pool area and over 20,000 square feet of event and convention space.  Gun Lake Casino’s casino expansion is expected to open in the summer of 2017.

Corporate and Other

Corporate and other decreased by $1.0 million or 12.4% during the third quarter to $6.9 million from $7.9 million for the prior year period.

Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDA is further defined under the heading “Presentation of Financial Information” and a reconciliation of Adjusted EBITDA to net income is included in the financial information attached hereto.

Balance Sheet Highlights

As of September 30, 2016, the Company’s cash balance was $96.3 million, and the principal balance of outstanding debt was $2.4 billion, which excludes the non-recourse land loan of $115.9 million. At September 30, 2016, the Company’s $685 million revolving credit facility had an outstanding balance of $130 million, which includes borrowings associated with the purchase of the Palms.  As of September 30, 2016, debt (net of excess cash) to Adjusted EBITDA ratio was 4.6 times and interest coverage was 4.3 times, excluding the non-recourse land loan and proforma for the acquisition of the Palms.

Subsequent Events

In October, the Company broke ground on a $115 million expansion and upgrade at Palace Station, which recently celebrated its 40th anniversary.  The expansion includes a completely new exterior façade, bingo room, buffet, two new restaurants, additional gaming space, improved parking and a new porte-cochère with improved ingress/egress for guests.  These upgrades will substantially replace the original building from 1976 and will provide the building with a fresh exterior and notable upgrade to its amenity offerings.

In November, the Company announced that its Board of Directors declared a cash dividend of $0.10 per Class A common share for the fourth quarter.  The dividend will be payable on November 30, 2016 to all stockholders of record as of the close of business on November 15, 2016.  Prior to the payment of such dividend, Station Holdco LLC (“Station Holdco”) will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.6 million, approximately $4.1 million of which is expected to be distributed to the Company and approximately $7.5 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 1:30 p.m. Pacific Time to discuss its third quarter financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 793-4361 or (615) 247-0185 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from today through November 14, 2016 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Adjusted EBITDA includes net income plus preopening, depreciation and amortization, share-based compensation, a donation to UNLV, asset impairment, write-downs and other charges, net, interest expense, net, loss on extinguishment/modification of debt, change in fair value of derivative instruments and provision for income tax, and excludes the impact of a settlement agreement, Adjusted EBITDA attributable to the noncontrolling interests of MPM and discontinued operations. To evaluate Adjusted EBITDA and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDA. Further, Adjusted EBITDA does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to this measure may calculate EBITDA or such adjustments in the same manner as we do, and therefore, our measure of Adjusted EBITDA may not be comparable to similarly titled measures used by other gaming companies.

Company Information and Forward Looking Statements

Red Rock Resorts manages and owns a significant indirect equity interest in Station Casinos. Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including hotel rooms, numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the Company’s ability to successfully integrate the Palms with our existing properties or realize expected synergies; the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating revenues:
Casino	$232,584	$219,861	$706,151	$683,598
Food and beverage	63,551	59,479	196,579	187,565
Room	32,192	29,665	99,555	92,311
Other	17,463	17,103	52,350	52,925
Management fees	27,702	22,728	81,806	63,703
Gross revenues	373,492	348,836	1,136,441	1,080,102
Promotional allowances	(26,352)	(25,239)	(78,568)	(75,918)
Net revenues	347,140	323,597	1,057,873	1,004,184

Operating costs and expenses:
Casino	90,088	85,091	266,495	257,269
Food and beverage	44,888	39,443	131,913	121,197
Room	12,036	11,672	36,314	34,762
Other	6,411	6,499	18,438	19,537
Selling, general and administrative	82,739	85,323	237,981	253,941
Preopening	10	707	731	1,121
Depreciation and amortization	36,240	32,893	114,103	103,896
Asset impairment	-	100	-	2,101
Write-downs and other charges, net	1,379	5,053	14,713	7,446
	273,791	266,781	820,688	801,270

Operating income	73,349	56,816	237,185	202,914
Earnings from joint ventures	346	253	1,386	1,070
Operating income and earnings from joint ventures	73,695	57,069	238,571	203,984

Other (expense) income:
Interest expense, net	(35,275)	(36,053)	(104,421)	(109,030)
Loss on extinguishment/modification of debt	(186)	-	(7,270)	(90)
Change in fair value of derivative instruments	-	-	87	(4)
	(35,461)	(36,053)	(111,604)	(109,124)
Income before income tax	38,234	21,016	126,967	94,860
Provision for income tax	(4,790)	-	(12,292)	-
Income from continuing operations	33,444	21,016	114,675	94,860
Discontinued operations	-	(6)	-	(171)
Net income	33,444	21,010	114,675	94,689
Less net income attributable to noncontrolling interests	25,172	1,948	43,111	5,730
Net income attributable to Red Rock Resorts, Inc.	$8,272	$19,062	$71,564	$88,959

Earnings per common share:
Net earnings per share of Class A common stock, basic and diluted	$0.20	$0.21	$0.55	$0.99

Weighted average common shares outstanding:
Basic	41,137	9,888	27,070	9,888
Diluted	41,288	9,888	27,174	9,888

Dividends declared per common share	$0.10	$-	$0.10	$-

Red Rock Resorts, Inc.
Segment Information and
Reconciliation of Adjusted EBITDA to Net Income
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net Revenues
Las Vegas operations	$318,253	$299,539	$972,587	$936,585
Native American management	27,597	22,619	81,404	63,288
Reportable segment net revenues	345,850	322,158	1,053,991	999,873
Corporate and other	1,290	1,439	3,882	4,311
Net revenues	$347,140	$323,597	$1,057,873	$1,004,184

Adjusted EBITDA
Las Vegas operations	$94,322	$87,179	$317,959	$300,261
Native American management	21,624	16,576	62,152	45,332
Reportable segment Adjusted EBITDA	115,946	103,755	380,111	345,593
Corporate and other	(6,924)	(7,901)	(20,459)	(20,007)
Adjusted EBITDA	109,022	95,854	359,652	325,586

Other operating (expense) income
Preopening	(10)	(707)	(731)	(1,121)
Depreciation and amortization	(36,240)	(32,893)	(114,103)	(103,896)
Share-based compensation	(1,413)	(4,239)	(5,714)	(17,097)
Donation to UNLV	-	-	-	(2,500)
Asset impairment	-	(100)	-	(2,101)
Write-downs and other charges, net	(1,379)	(5,053)	(14,713)	(7,446)
Settlement agreement	-	-	1,133	-
Adjusted EBITDA attributable to MPM noncontrolling interest	3,715	4,207	13,047	12,559
Operating income and earnings from joint ventures	73,695	57,069	238,571	203,984
Other (expense) income
Interest expense, net	(35,275)	(36,053)	(104,421)	(109,030)
Loss on extinguishment/modification of debt	(186)	-	(7,270)	(90)
Change in fair value of derivative instruments	-	-	87	(4)
Income before income tax	38,234	21,016	126,967	94,860
Provision for income tax	(4,790)	-	(12,292)	-
Income from continuing operations	33,444	21,016	114,675	94,860
Discontinued operations	-	(6)	-	(171)
Net income	$33,444	$21,010	$114,675	$94,689

CONTACT:

Red Rock Resorts
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248